USEC	EXHIBIT 99.1
A Global Energy Company

News Release

For Immediate Release:	Contact:
November 21, 2002	Charles Yulish (301) 564-3391
Steven Wingfield (301) 564-3354

USEC Announces Change of its Fiscal Year End to December 31
–Better Aligns Company’s Reporting with Business and Industry Practice–
–Issues Guidance for Calendar Year 2003–

     Bethesda, MD – USEC Inc. (NYSE:USU) announced today that its Board of Directors has approved a change of the Company’s fiscal year end from June 30 to December 31, effective December 31, 2002. A transition report on Form 10-K, including audited consolidated financial statements for the six-month period July 1, 2002 to December 31, 2002, will be filed with the Securities and Exchange Commission in February 2003. In addition, the transition report will include unaudited consolidated condensed financial statements for calendar years ended December 31, 2002, 2001 and 2000 for comparison purposes.

     “Changing USEC’s fiscal year to a calendar basis enables us to better align our financial reporting with the way we manage and operate our business,” said Henry Z Shelton, USEC senior vice president and chief financial officer. “This will simplify our communications with customers, suppliers and shareholders.”

     The Megatons to Megawatts program—USEC’s agreement with the Russian Federation that accounts for about half the Company’s supply mix—is managed and priced on a calendar year basis. Moreover, most of USEC’s customers operate on a calendar fiscal year, and industry statistics are reported on a calendar year basis.

     “Changing the fiscal year end does not impact our revenue, costs or the individual reporting quarters. It only changes which quarters encompass the fiscal year,” Shelton said.

     USEC expects calendar year 2003 earnings to be in a range of $14 million to $16 million. Results in 2003 should benefit from lower, market-based pricing under the Russian Contract beginning January 1, 2003 and lower production costs, offset by higher spending on advanced technology and slightly lower average invoiced prices to customers. The Company anticipates that quarterly earnings will be positive except in the third quarter when sales and production levels are typically lower. Earnings in calendar year 2003 will be driven by USEC’s business performance and are dependent upon the following key factors:

•	Meeting the 2003 revenue target of $1.3 billion, including approximately $100 million from uranium sales.

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USEC Changes Fiscal Year End

•	The timing and completion of further reductions in production costs at the Paducah, Kentucky plant.

•	Meeting targets for other income that are primarily dependent on definitization of the cold standby contract at the Portsmouth, Ohio plant, including fee negotiations; and legislative approval of DOE funding levels for cold standby work.

     Net cash provided by operating activities in calendar year 2003 is expected to be in a range of $60 million to $80 million. USEC anticipates beginning 2003 with a cash balance of at least $150 million.

     For the six-month period of July 1 to December 31, 2002, the Company anticipates a loss of $6 million to $9 million. As previously disclosed, USEC expects strong results in the quarter ending June 30, 2003 to offset any losses in other quarters for the fiscal year ending June 30, 2003. On a calendar year basis for 2002, USEC’s net income is projected to be in a range of $2 million to $4 million.

     USEC’s quarterly reporting periods will continue to end on March 31, June 30, September 30 and December 31. The dividend payment dates will remain March 15, June 15, September 15 and December 15. The Company expects to hold its next annual meeting of shareholders in late April 2003. In order to be considered for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 no later than December 31, 2002.

     This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementing agreements with DOE regarding uranium inventory remediation and the use of advanced technology and facilities, satisfactory performance of the centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, the outcome of litigation, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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